EXHIBIT 99
                           P R E S S   R E L E A S E
                                                     FOR ADDITIONAL INFORMATION:
                                                       Contact Mel Switzer, Jr.,
                                                               President and CEO
                                                                  (707) 935-3200

SONOMA VALLEY BANCORP ANNOUNCES RECORD ASSET GROWTH FOR FIRST QUARTER 2004 TOTAL ASSETS $204 MILLION SONOMA, California, April 15, 2004 Sonoma Valley Bancorp President and CEO Mel Switzer, Jr. reported that the bank posted assets of $204 million at March 31, 2004, up 5% from $195 million a year ago. Deposits grew to $178 million, up from $172 million last year. Loans reached $130 million, up over $7 million or over 6% from the first quarter of 2003.

First quarter 2004 net earnings were $646,000, or $.44 per share, compared to $694,000, or $.47 per share last year. The decline in earnings reflects the additional expenses of opening the bank's newest branch, Banco de Sonoma, in Boyes Hot Springs, continued margin compression and the additional costs associated with the issuance of stock options. The annualized Return on Average Assets was 1.28% and the annualized Return on Average Equity was 11.68%. The Book Value for the stock at period end was $15.08, up 12% from one year ago.

On April 6, 2004, Sonoma Valley Bancorp announced a tender offer to repurchase up to $3,500,000 or 100,000 shares of its common stock at $35.00 per share. The tender offer period is expected to expire May 14, 2004.

For the tenth year, Findley Reports, Inc. named Sonoma Valley Bancorp to its list of SUPER PREMIER PERFORMING BANKS in 2003. Bauer Financial again awarded the Bancorp with its highest designation, FIVE STAR, noting the strength and earnings performance of the bank. This is the tenth year Sonoma Valley Bancorp has earned this recognition.

Sonoma Valley Bancorp shares are listed on the OTC Bulletin Board (OTCBB) and the stock symbol is SBNK.
This press release may contain forward-looking statements, which are not historical facts, but which management believes are a benefit to shareholders.

These forward looking statements may include management's expectations regarding future events and performance of its subsidiary, Sonoma Valley Bank, including such items as operating efficiencies, projected growth in loans and deposits, future operating results and forecasts, net interest margin, strength of the local economy where Sonoma Valley Bank principally operates, and federal fiscal policies. Future events are difficult to predict and such forward-looking statements contained in this press release which are not historical facts are subject to risks and uncertainties that could cause actual results to differ materially and adversely from those expressed, including, but not limited to, certain changes in the local economy, changes in interest rates and federal fiscal policies, and changes in competition. In addition, the Company discusses certain other risks and uncertainties related to its operations in its reports filed with the Securities and Exchange Commission, which risks and discussion should be read in conjunction with this press release. The Company assumes no obligation to publicly revise forward-looking statements to reflect subsequent events or changed circumstances.